                          [LOGO OF NUMERIC INVESTORS]

                                 Micro Cap Fund
                                  Growth Fund
                              Growth & Value Fund
                             Larger Cap Value Fund
                              Small Cap Value Fund

                                Adviser's Report

October 25, 1999
Dear Fellow Shareholder:

As your Funds' adviser, we are pleased to report the annual results for the n/i numeric investors family of funds (the "Funds") for the fiscal year ended August 31, 1999.

In addition to discussing our Funds' returns and recent market conditions, we have chosen to begin this report with a special section describing how we at Numeric Investors L.P.(R) ("Numeric") are attempting to better align the relationship between the fund family and its shareholders. Related to this, you will have already received a proxy asking you to vote on a proposed change to the Investment Advisory Agreement. If this change is approved, the contractual Investment Advisory Fee paid to Numeric will be lower than the current advisory fee if we fail to beat each of our benchmarks by at least 3% per year, but will be higher if we succeed. This shift to a "Fulcrum Fee" arrangement is one step of several (described below) that we are undertaking to better align the interests of our shareholders and the management of the n/i numeric investors family of funds.

A MORE THOUGHTFUL RELATIONSHIP BETWEEN YOUR FUND AND ITS SHAREHOLDERS

Numeric has been giving careful thought to the relationship that should exist between the n/i numeric investors family of funds and its shareholders. We have decided to formalize this shareholder-friendly relationship with the expectation that thoughtful investors will appreciate the advantages of such a relationship. It is precisely these thoughtful investors who we hope will become loyal and long-lasting shareholders of the Funds. For Numeric, this relationship is less an initiative for change than an endorsement of our existing business practices, but with a few enhancements added.

 .    First, we at Numeric believe that a mutual fund should consistently pursue its stated investment objectives and remain true to its "style". Numeric's quantitative processes lend themselves to such discipline because the models and the investment process are consistent through time, because we select stocks narrowly from the appropriate universe for each Fund, and because we are always fully invested. This means that the Funds always will provide exposure to the target market segment you are seeking. It also means that your Fund's returns should not be compared to the return of the S&P 500 Index, because that is not the market segment within which any of the Funds invest.

 .    Second, Numeric believes that actively managed funds must do everything within their power and authority to generate excess returns above the average return of the universe in which you are investing. We are well aware that passive or index-fund alternatives exist and that such alternatives always have lower management fees and often generate returns superior to many actively managed funds. Whereas Numeric is committed to doing everything that we can to generate excess returns for our shareholders, we want you to recognize that we cannot add value in all markets and at all times. Thus, there will be periods of time when the Funds fail to add value.

 .    Third, Numeric must identify the appropriate benchmark index for each strategy, and attempt to control portfolio risk relative to this benchmark. Each Fund's benchmark is identified later in this report and you can see how each Fund's portfolio structure hews closely to the benchmark's structure. Again, this reemphasizes that the S&P 500 Index will not be the appropriate comparison for your Fund's returns.

 .    Fourth, Numeric must focus its resources on the investment process through quantitative research, disciplined portfolio management, and cost-effective trading. Of the forty people employed at Numeric, twenty-two are directly involved in the investment process.

 .    Fifth, Numeric intends to limit the assets under management in each Fund to a level that permits us to trade the strategies without incurring such large transaction costs that they consume the value of the investment insight. A growing body of research indicates that successful mutual funds often take on so many assets that they can no longer remain true to their investment style, nor can they trade their positions cost effectively. The result is their ability to add value is diminished or eliminated, precisely because they have been so successful previously that they have attracted more assets than they can manage. Numeric remains committed to closing your Funds at modest asset levels to preserve our ability to add value for shareholders.

 .    Sixth, we do not believe that the cost structure of the Funds should contain any distribution fees or loads. Such fees or loads are permitted by the SEC to help a fund grow its assets to a critical mass, but based on our current asset- level objectives being so modest such fees seem inappropriate. The n/i numeric investors family of funds offers only pure no-load funds to its investors, thus assuring that shareholder returns are not diminished for the cost of growing the Funds, especially given that such growth is not in the shareholders long-term interest.

 .    Seventh, Numeric will actively discourage short-term investors from investing in the Funds because their trading in and out of the Funds adds to transaction costs and diminishing returns for all of us. In addition, the Funds have such limited capacity that we do not want investors who are not committed for the long term. Because the Funds have no loads and provide disciplined exposures to certain market segments, the Funds may be attractive as a short-term investment to the market-timer who believes that a particular market segment is poised to outperform the broad market. However, we endeavor to add value over the long- term by remaining true to our quantitative investment process. This process does not pay off in all markets but we believe that our objective of adding value over longer market cycles is reasonable. We want to attract investors who will remain with us through these cycles. Accordingly, effective December 1, 1999, we are implementing a redemption fee of 1%, payable into the Fund (to you, the remaining shareholder, and not to Numeric) for any shareholder who redeems their investment in the Fund within six months of first investing.

 .    Eighth, Numeric has proposed a change in our advisory agreement whereby
     Numeric's advisory fee will vary as a function of how much added value we generate for our shareholders. If we fail to at least match the return of the benchmark, our advisory fee will be 0.35% per year, or less than half of its present level of 0.75% per year. If we match the return of the benchmark or exceed it by up to 0.99%, our fee increases to 0.45%. Our fees will increase by 0.10% for every 1% return we generate for our shareholders above the return of the benchmark. This means that our advisory fee will be equal to the current flat fee of 0.75% if the Funds beat the return of their benchmarks by at least 3% but less than 4%. If we exceed the return of a Fund's benchmark by 9% or more over any year, the advisory fee is capped at a maximum of 1.35%. We have proposed such a performance-sharing arrangement because we believe it aligns the interests of the shareholders and our firm. The more dollars of excess return we can generate for our shareholders, the more we are paid. And if we fail to generate positive excess returns over a period (as we almost certainly will at times), then our fees could possibly decline to the minimum level of 0.35%. In addition, as discussed in the proxy statement, if the proposal is approved, Numeric will undertake to limit other normal fund operating expenses (other than the advisory fee) to no more than 0.50% per year. If necessary, Numeric will waive our advisory fee and/or reimburse fund operating expenses to ensure such expenses do not exceed the voluntary limitation. By now, you should have received a proxy asking you to vote on this matter prior to a special meeting of shareholders scheduled for November 22, 1999. We urge you to return your proxy card promptly.

FUNDS' RETURNS FOR THE FISCAL YEAR ENDED AUGUST 31, 1999

All four of the Funds that have been in existence for at least one year generated strong positive absolute returns during the fiscal year ended August 31, 1999. These returns are displayed in Table 1 below. Detailed performance data for each Fund can be found in the "Financial Highlights" and the line graph sections of this report.

             TABLE 1: 12-MONTH FUND RETURNS THROUGH AUGUST 31, 1999

                           Fund                     Return
                    -------------------            --------
                    Micro Cap Fund                 +56.09%
                    Growth Fund                    +52.80%
                    Growth & Value Fund            +41.61%
                    Larger Cap Value Fund          +26.01%
                    Small Cap Value Fund            +7.17%**

         ** Nine months from November 30, 1998 through August 31, 1999

The n/i numeric investors family of funds are managed to provide exposure to distinct domains of the stock market, delineated by capitalization and growth / value exposures. Each Fund buys stocks from within these domains and remains near fully invested under normal market conditions in such stocks. Thus, the Funds do not allow cash to build up to `time the market', and they contain stocks that are consistent with each Fund's stated investment style.

For the most part, the domains of the Funds are distinct from the S&P 500 Index, thus making the S&P 500 Index an inappropriate benchmark for the Funds. As of August 31, 1999 the fifty largest companies in the S&P 500 comprised 57.4% of the Index's capitalization weight. Thus more than half of the returns of the S&P 500 Index are now determined by the returns of fifty very large companies that are predominantly "growth stocks". These very large growth stocks are not appropriate investments for most of the Funds, so comparing the Funds' returns to the S&P 500 Index is "comparing apples and oranges".

          TABLE 2: 12-MONTH BENCHMARK RETURNS THROUGH AUGUST 31, 1999

              Fund                   Benchmark Index        Benchmark Return
          ----------------------   -------------------      ----------------
          Micro Cap Fund           Russell 2000 Growth            +43.31%
          Growth Fund              Russell 2500 Growth            +51.03%
          Growth & Value Fund        S&P MidCap 400               +41.58%
          Larger Cap Value Fund    Russell 1000 Value             +30.08%
          Small Cap Value Fund     Russell 2000 Value             + 1.65%**

         ** Nine months from November 30, 1998 through August 31, 1999

In lieu of the S&P 500 Index, we compare the performance of each of the Funds with industry-standard benchmarks that we believe best represent the return of each of our investable market domains. In this way, we can determine if we have been successful in adding value within the domain in which we are investing. The benchmark for each of the five Funds, and the 12-month return of each benchmark, is shown in Table 2 above.

As active managers, it is our mission to strive to generate returns that are above the returns available from the appropriate domain of the market. Of course there can be no guarantee that we will be successful in our effort to `beat the market' and there have been periods in the past when we have lagged these benchmark indices. For the twelve months ended August 31, 1999, three of the four Funds that had been in existence for a full year were able to generate returns in excess of their respective benchmarks. In addition, the Small Cap Value Fund beat its benchmark during the nine months since its inception. Table 3 compares the Funds' twelve-month returns with the returns of their benchmarks.

                     TABLE 3: FUND VERSUS BENCHMARK RETURNS

                  TWELVE OR NINE MONTHS ENDED AUGUST 31, 1999

                  Fund             Fund Return   Benchmark Return   Difference
          ---------------------    -----------   ----------------   ----------
          Micro Cap Fund              +56.09%         +43.31%         +12.78%
          Growth Fund                 +52.80%         +51.03%          +1.77%
          Growth & Value Fund         +41.61%         +41.58%          +0.03%
          Larger Cap Value Fund       +26.01%         +30.08%          -4.07%
          Small Cap Value Fund         +7.17% **       +1.65%**        +5.52%

                  ** Nine-month returns ended August 31, 1999

FUNDS' RETURNS FOR THE SIX MONTHS ENDED AUGUST 31, 1999

The Funds' returns for the most recent six months compare especially favorably with their benchmarks. We believe that the rebound in relative returns since last February demonstrates the strength and durability of our systematic and disciplined investment process.

                     TABLE 4: FUND VERSUS BENCHMARK RETURNS

                        SIX MONTHS ENDED AUGUST 31, 1999

                  Fund             Fund Return   Benchmark Return   Difference
          --------------------     -----------   ----------------   ----------
          Micro Cap Fund              +18.31%         +10.85%         +7.46%
          Growth Fund                 +22.35%         +17.16%         +5.19%
          Growth & Value Fund         +14.82%         +10.92%         +3.90%
          Larger Cap Value Fund        +6.42%          +6.16%         +0.26%
          Small Cap Value Fund        +14.21%          +8.73%         +5.48%

FUNDS' RETURNS SINCE INCEPTION

Four of the five Funds have been in existence for more than a year and three of these four have generated average annualized returns greater than their benchmarks' annualized returns. We are proud of these returns but again caution that past returns are not necessarily predictive of future results.

              TABLE 5: AVERAGE ANNUALIZED RETURNS SINCE INCEPTION

                                     Fund      Benchmark               Inception
                  Fund              Return      Return     Difference     Date
          ---------------------    ---------   ---------   ----------  ---------
          Micro Cap Fund             +21.97%     +3.50%     +18.47%      6/03/96
          Growth Fund                +12.66%     +7.73%      +4.93%      6/03/96
          Growth & Value Fund        +20.90%    +17.96%      +2.94%      6/03/96
          Larger Cap Value Fund       +7.79%    +12.07%      -4.28%     12/09/97
          Small Cap Value Fund        +7.17%**   +1.65%**    +5.52%**   11/30/98

                  ** Nine-month rates of return and difference

Because the Small Cap Value Fund has not been in existence for a full year yet, it is inappropriate to compare annualized rates of return between the Fund and its benchmark. For the first nine months of the Small Cap Value Fund's existence, its return has exceeded the return of its benchmark by more than 5%.

THREE ORIGINAL n/i FUNDS RECEIVE MORNINGSTAR RATINGS*

The three original n/i funds that were launched on June 3, 1996 reached their third anniversary this year. Morningstar, the mutual fund evaluation service, follows these Funds. We were pleased that at September 30, 1999, Morningstar awarded the Micro Cap Fund five stars (their highest ranking) within its peer group category, while the Growth & Value Fund was awarded four stars within its peer group category and the Growth Fund was awarded three stars within its peer group category. Morningstar is placing increasing emphasis on ranking funds within their appropriate peer groups so investors can better compare funds with like investment objectives. (Morningstar, Inc. is an independent fund performance monitor and its ratings may change monthly).

*The Morningstar Risk-Adjusted Rating brings both performance and risk together into one evaluation. To determine a fund's star rating for a given period (three, five, or 10 years), the fund's Morningstar Risk score is subtracted from its Morningstar Return score. The resulting number is plotted along a bell curve to determine the fund's rating for each time period. If the fund scores in the top 10% of its investment category (small cap growth, mid cap blend, large cap value, etc.), it receives 5 stars (Highest); if it falls in the next 22.5%, it receives 4 stars (Above Average); a place in the middle 35% earns it 3 stars (Neutral or Average); those in the next 22.5% receive 2 stars (Below Average); and the bottom 10% get 1 star (Lowest). The Category (peer group) Rating does not reflect any front-end or deferred loads. Other expenses are included. The star ratings are recalculated monthly. Past performance is not predictive of future performance.

MARKET AND ECONOMIC COMMENTARY

In our March 12, 1999 letter accompanying the Semi-Annual Report to Shareholders, we commented that the recent market environment through February 1999 had been highly unusual because large-cap growth stocks had so thoroughly dominated the market. This pattern had begun more than five years prior and reached a crescendo through 1998 and into the first quarter of 1999. In our prior report, we presented a chart similar to the one below that plotted returns by capitalization in 1998 and the first two months of 1999 for the 3000 stocks comprising the Russell 3000 Index.

              A VERY NARROW MARKET IN 1998 & AGAIN IN EARLY 19999

          CAP-WEIGHTED AVERAGE RETURNS OF EACH CAPITALIZATION STRATUM

                                    [CHART]

                        1998               Jan & Feb 1999
                        ----               --------------

Mega 50                  40%                    1.3%

Larger 150               24%                    2.6%

Mid-Large 300          13.0%                   -3.4%

Mid-Cap 500             2.0%                   -5.9%

Smaller 2000            .003%                   -8.1%

In the chart above, note that the largest 50 stocks (the "Mega 50") produced more than a 40% return in 1998, whereas the smaller 2000 stocks (ranked 1001 through 3000 in capitalization) produced essentially no return at all. Extending the time period through the difficult first two months of 1999, the chart shows that the smaller 2500 companies in the Russell 3000 produced negative returns over the fourteen months ending February 1999. This weak performance by smaller and midcap stocks stands in stark contrast to the excellent returns of widely followed large cap indices like the S&P 500, whose total return was almost 30% over this period. Given that internet stocks were also superb performers over this period and most internet stocks were found (at least initially) among the smaller 2000 companies of the Russell 3000 Index, the weakness in smaller companies would have been even more noticeable if the internet stocks had not been present.

Much of the market's remarkable large cap bias in 1998 and early 1999 was understandable, after the fact, given market and economic conditions. During 1998 and through March 1999, analysts lowered their earnings expectations for smaller and midcap companies far more severely than they cut estimates for the largest companies.

Compared to expectations at the beginning of 1998, actual earnings realized by the end of 1998 were 31% more disappointing among the smallest 2000 stocks than among the largest 50. Thus three-quarters of the 40% differential in 1998 returns between the largest 50 and the smaller 2000 stocks was economically justified by the more severe earnings disappointments of smaller stocks. We believe that the additional 10% spread in returns between the megacap 50 stocks and the broad market in 1998 was caused by a flight to quality in response to the scary market conditions during the summer and early fall of 1998. The falling market and the near gridlock of the financial markets in the summer and fall of 1998 caused investors to flee into the safest, most liquid (i.e. largest) companies and the highest quality debt instruments.

Once the crisis had passed however, this quality premium should have dissipated, thus allowing the smaller, slower growing stocks to partially catch up with the largest, safest companies. The quality premium did not begin to dissipate as soon as the crisis was over however. Instead, we believe momentum investors chased the hot-performing internet stocks and jumped into S&P 500 Index funds through the first quarter of 1999. We believe the shift of retail and institutional assets into index funds caused buying pressure in the index constituents and selling pressure elsewhere in the market as other portfolios and mutual funds were liquidated.


                       Comparison of Forecast P/E Ratios

      Russell Top 200 Index Vs Russell MidCap Index (Through August 1999)

                                    [GRAPH]

                        Top 200        MidCap
         Dec-78           8.1           6.8
         Jan-79           8.1           6.9
         Feb-79           8.1           7.1
         Mar-79           8.1           7.2
         Apr-79           7.9           7.2
         May-79           7.8           7.1
         Jun-79           7.6           7.1
         Jul-79           7.7           7.2
         Aug-79           7.7           7.3
         Sep-79           7.8           7.4
         Oct-79           7.7           7.4
         Nov-79           7.7           7.3
         Dec-79           7.6           7.3
         Jan-80           7.4           6.9
         Feb-80           7.2           6.6
         Mar-80             7           6.2
         Apr-80           7.1           6.6
         May-80           7.3             7
         Jun-80           7.4           7.4
         Jul-80           7.6           7.6
         Aug-80           7.8           7.8
         Sep-80             8             8
         Oct-80           8.3             8
         Nov-80           8.5             8
         Dec-80           8.8             8
         Jan-81           8.5           8.1
         Feb-81           8.2           8.3
         Mar-81           7.9           8.4
         Apr-81           7.9           8.4
         May-81           7.8           8.4
         Jun-81           7.8           8.4
         Jul-81           7.3           7.8
         Aug-81           6.9           7.3
         Sep-81           6.4           6.7
         Oct-81           6.6             7
         Nov-81           6.9           7.2
         Dec-81           7.1           7.5
         Jan-82           6.9           7.2
         Feb-82           6.7           6.9
         Mar-82           6.5           6.6
         Apr-82           6.6           6.7
         May-82           6.8           6.7
         Jun-82           6.9           6.8
         Jul-82           7.1           7.1
         Aug-82           7.3           7.4
         Sep-82           7.5           7.7
         Oct-82             8           8.3
         Nov-82           8.6             9
         Dec-82           9.1           9.6
         Jan-83           9.2           9.8
         Feb-83           9.3           9.9
         Mar-83           9.4          10.1
         Apr-83           9.8          10.6
         May-83          10.2          11.2
         Jun-83          10.6          11.7
         Jul-83          10.3          11.4
         Aug-83            10          11.2
         Sep-83           9.7          10.9
         Oct-83           9.7          10.8
         Nov-83           9.6          10.6
         Dec-83           9.6          10.5
         Jan-84           9.3            10
         Feb-84           8.9           9.5
         Mar-84           8.6             9
         Apr-84           8.5           8.9
         May-84           8.4           8.9
         Jun-84           8.3           8.8
         Jul-84           8.3           8.9
         Aug-84           8.4           8.9
         Sep-84           8.4             9
         Oct-84           8.5           9.1
         Nov-84           8.7           9.3
         Dec-84           8.8           9.4
         Jan-85             9           9.5
         Feb-85           9.1           9.6
         Mar-85           9.3           9.7
         Apr-85           9.6          10.1
         May-85            10          10.6
         Jun-85          10.3            11
         Jul-85            10          10.7
         Aug-85           9.8          10.3
         Sep-85           9.5            10
         Oct-85            10          10.6
         Nov-85          10.5          11.2
         Dec-85            11          11.8
         Jan-86          11.4          12.2
         Feb-86          11.7          12.6
         Mar-86          12.1            13
         Apr-86          12.5          13.3
         May-86          12.8          13.6
         Jun-86          13.2          13.9
         Jul-86          12.7          13.4
         Aug-86          12.2            13
         Sep-86          11.7          12.5
         Oct-86            12          12.6
         Nov-86          12.3          12.6
         Dec-86          12.6          12.7
         Jan-87          13.3          13.1
         Feb-87          13.8            14
         Mar-87          14.2          14.2
         Apr-87          13.9          13.6
         May-87          13.5          13.5
         Jun-87          14.8          13.7
         Jul-87          14.6          13.8
         Aug-87            15          14.3
         Sep-87          14.6            14
         Oct-87          11.6          10.4
         Nov-87          10.7           9.8
         Dec-87          11.4          10.7
         Jan-88          11.1          10.2
         Feb-88          11.5          10.9
         Mar-88            11          10.9
         Apr-88            11          10.8
         May-88          10.6          10.5
         Jun-88          11.2            11
         Jul-88          10.7          10.3
         Aug-88          10.1           9.9
         Sep-88          10.6          10.2
         Oct-88          10.8          10.3
         Nov-88          10.5           9.9
         Dec-88          10.7          10.3
         Jan-89          10.8          10.3
         Feb-89          10.4          10.2
         Mar-89          10.6          10.4
         Apr-89          11.1          10.9
         May-89          11.5          11.4
         Jun-89          11.3          11.4
         Jul-89          12.1          11.7
         Aug-89          12.2          12.1
         Sep-89          12.3          12.1
         Oct-89          12.3          11.8
         Nov-89          12.6          12.1
         Dec-89          13.1          12.4
         Jan-90          11.6          10.8
         Feb-90          11.9          11.1
         Mar-90          12.2          11.5
         Apr-90            12          11.2
         May-90          13.1          12.3
         Jun-90          13.1          12.1
         Jul-90          12.4          11.2
         Aug-90          11.4          10.1
         Sep-90            11           9.6
         Oct-90          11.2           9.5
         Nov-90          12.1          10.7
         Dec-90          12.5          11.3
         Jan-91          12.6          11.5
         Feb-91          13.8          12.8
         Mar-91          14.3          13.4
         Apr-91          14.6          13.6
         May-91          15.2          14.4
         Jun-91            15          13.7
         Jul-91          14.6          13.5
         Aug-91            15            14
         Sep-91          14.9          14.1
         Oct-91          15.3          14.5
         Nov-91          14.9          14.1
         Dec-91          16.6          15.7
         Jan-92          15.4          14.5
         Feb-92          15.7          15.1
         Mar-92          15.4          14.6
         Apr-92          15.8          14.7
         May-92          15.1          14.8
         Jun-92          15.5          14.8
         Jul-92            15          14.3
         Aug-92          14.7          14.1
         Sep-92          14.9          14.4
         Oct-92          15.1          14.9
         Nov-92          15.9          15.6
         Dec-92          16.2            16
         Jan-93            15          15.2
         Feb-93          15.2          15.3
         Mar-93          15.7          15.7
         Apr-93          15.5          15.4
         May-93          15.5          15.8
         Jun-93          15.6          15.9
         Jul-93          14.7            15
         Aug-93          15.2          15.7
         Sep-93          15.2          15.7
         Oct-93          15.5          15.7
         Nov-93          15.3          15.3
         Dec-93          15.4          15.8
         Jan-94          14.8          15.3
         Feb-94          14.4            15
         Mar-94          13.7          14.3
         Apr-94          13.8          14.5
         May-94            14          14.4
         Jun-94          13.6          14.2
         Jul-94          13.2          13.6
         Aug-94          13.5          14.3
         Sep-94          13.2            14
         Oct-94          13.3            14
         Nov-94          12.8          13.2
         Dec-94          12.9          13.3
         Jan-95          12.5          12.5
         Feb-95          12.9            13
         Mar-95          13.2          13.3
         Apr-95          13.4          13.4
         May-95          13.7          13.6
         Jun-95          13.8          14.3
         Jul-95          13.6          14.1
         Aug-95          13.6          14.1
         Sep-95          14.3          14.4
         Oct-95          14.3          14.1
         Nov-95          14.9          14.8
         Dec-95          15.1            15
         Jan-96            15          14.5
         Feb-96          15.1          14.9
         Mar-96          15.3          15.2
         Apr-96          15.6          15.8
         May-96          15.6          16.1
         Jun-96          16.2          16.2
         Jul-96          14.6          14.4
         Aug-96          14.8          15.1
         Sep-96          15.7            16
         Oct-96          16.1          16.1
         Nov-96          17.2          16.9
         Dec-96          16.9          16.8
         Jan-97            17          16.4
         Feb-97          16.9          16.3
         Mar-97          16.4          15.5
         Apr-97          17.4          15.8
         May-97          17.9          16.9
         Jun-97          19.1          17.5
         Jul-97          19.4          17.9
         Aug-97          18.4          17.4
         Sep-97          19.1          18.2
         Oct-97          18.9          17.6
         Nov-97          19.8          18.1
         Dec-97          20.3          18.5
         Jan-98          19.3          17.3
         Feb-98            21          18.7
         Mar-98          22.4          19.8
         Apr-98          22.8            20
         May-98          22.5          19.3
         Jun-98          23.7            20
         Jul-98          22.7            18
         Aug-98          19.4          15.1
         Sep-98          20.9          16.4
         Oct-98          22.9          17.9
         Nov-98          24.7            19
         Dec-98            26          20.3
         Jan-99          25.8            19
         Feb-99          24.7          18.6
         Mar-99          25.6          19.1
         Apr-99          26.3          20.6
         May-99          25.1          20.7
         Jun-99          27.7          21.1
         Jul-99          25.3          19.2
         Aug-99          25.1          18.9

By the end of March 1999, the largest stocks in the market were selling at historically high multiples of earnings. In addition, the valuation multiples of the largest stocks were at record spreads above the valuation multiples of smaller and midcap stocks. This can be seen in the chart above, which compares the ratio of price to forecast earnings (the p/e ratio) of the Russell Top 200 Index (comprised of the 200 largest U.S. companies) with the p/e ratio of the Russell Midcap Index. The Russell Midcap Index contains the next largest eight hundred stocks in the U.S. Note how the two indices had similar p/e ratios for most of their history, from the end of 1978 through 1996, indicating that the largest stocks had never sold at premium multiples of earnings compared to midcap stocks over that period. Since early 1997 however, the Top 200's p/e ratio began to climb above the p/e ratio of the Midcap Index. The chart shows that the average p/e ratio of the Russell Top 200 Index (25.1 times earnings) was 33% higher than the average p/e ratio of the Russell Midcap Index (18.9) at the end of August. The p/e ratio of the Russell Top 200 Index was at a 34% premium above the p/e ratio of the Midcap Index at the end of March.

The market's preference for the largest growth stocks and internet stocks continued into the middle of April, whereupon it reversed sharply. From mid-April through the end of May, smaller cap and value stocks produced a potent rally as larger cap and growth stocks languished. We perceive that this shift occurred for three reasons. First, the powerful economic and market forces that had favored larger, safer growth stocks had carried the relative valuation of these glamour growth stocks to extraordinarily rich valuations compared to the rest of the market. Second, the stimulus of better earnings reports across the broad market indicated that the gloom that had prompted the prior flight to quality had now dissipated, making the rich valuations of the largest, safest companies appear excessive in a more benign economic environment. Third, with smaller companies experiencing the same favorable earnings announcements as their larger brethren, the returns of smaller companies were no longer disadvantaged as their earnings forecasts were revised downward.

                Returns Have Broadened Over the Past Six Months

          Cap-weighted Average Returns of Each Capitalization Stratum

                                    [CHART]

                       1998            Jan & Feb          Mar & Aug

Mega 50                 40%               1.3%               5.9%

Larger 150              24%               2.6%               4.6%

Mid-Large 300         13.0%              -3.4%              10.6%

Mid-Cap 500            2.0%              -5.9%              12.2%

Smaller 2000          .003%              -8.1%              12.8%


In the chart above, we have added a third set of bars to the first chart on page
5. The third (green) set of bars plots the average return of each capitalization range over the six months from March through August 1999. Note how the green bars slope upward to the right, indicating that smaller stocks generated better returns than larger over this most recent six-month period.

A broadening market is helpful to your Fund's absolute and benchmark-relative returns. For much of the last several years, investors have looked with envy at the S&P 500 Index and the index funds that mimic it, because so much of the rest of the market was unable to generate positive returns. Over the six months ended August 1999, the S&P 500 Index was not the "fastest rabbit" in the market because the largest 50 companies, which make up more than half of the capitalization of the S&P 500 Index, produced lower returns than the broad market. Small cap investors and managers who buy stocks on their investment merits (rather than their capitalization weighting in the index) produced better returns than the S&P 500 Index. Finally, active managers looked smart after years of lagging the index.

SUCCESS OF THE NUMERIC STOCK SELECTION MODELS

A broader market also helps benchmark-relative returns because it spreads returns more evenly throughout the market, allowing the stock selection models a more level opportunity set from which to identify superior performing stocks. Nonetheless, the twelve months ended August 31, 1999 proved to be a difficult market environment for our stock selection models. The market's strong preference for large cap growth stocks and stocks with positive price momentum through mid-April 1999 gave our models below-average stock selection power during the first seven months of our fiscal year. During the second half of the fiscal year, the aforementioned shift in favor of value favored the Fair Value model but impaired the Estrend(TM) model. Through the summer, as the Federal Reserve began a tightening sequence, the Estrend(TM) model returned to power. The uncertainty surrounding further Fed tightening continues to feed the manic tendencies of the market, causing swings in market preferences from month to month.

Other commentators have observed that the recent market has been one of the narrowest, large cap market environments, with the most perverse returns to undervalued (low p/e) stocks, since World War II. We concur that the recent environment has been unusually difficult and believe that it is unlikely to persist over the long term. Nonetheless, we are continuing our research to improve our stock selection processes and are confident that this research will continue to bear fruit with more powerful and consistent stock selection techniques.

Y2K READINESS

Numeric has been working on this issue since December of 1997. We believe we have prepared a solid contingency plan should anything occur for which we have not already taken corrective steps.

Our Y2K plan has been a firm-wide effort with all department heads and senior management actively involved in the process, from plan approval to plan implementation. Our transfer agent, PFPC, informs us it has remediated, tested and moved into its internal interface programs and has successfully completed testing with its critical outside vendors. PFPC has developed and continues to refine its contingency plans to address any unexpected problems that might arise. Both PFPC and Numeric will have staff available during the critical moments when computer systems are making the switch from 1999 to 2000.

PORTFOLIO RETURNS

MICRO CAP FUND

The Micro Cap Fund returned 56.09% for the fiscal year ended August 31, 1999. This robust return is gratifying on an absolute basis and compares very favorable to the pre-established benchmark, the Russell 2000 Growth Index. The benchmark is an unmanaged index of smaller capitalization growth stocks, which returned 43.31% over the same period. Since the Fund's inception on June 3, 1996, the Fund has returned a compound average of 21.97% per year, far outpacing the benchmark's annualized return of 3.50%.

Since technology stocks dominate the smaller cap growth stock universe, the Fund's largest sector exposure, 35% is in the technology area. Consumer non-cyclical stocks also show above average growth rates and as of August 31, 1999 account for almost 17% of the fund.


                        Economic Sector Diversification
                     n/i numeric investors Micro Cap Fund

                                    [CHART]

                                 Percent of Portfolio

Basic Industries                         (2%)
Consumer Cyclicals                      (16%)
Consumer Non-Cyclicals                  (16%)
Energy                                   (3%)
Financial                                (7%)
Industrial                              (14%)
Technology                              (35%)
Utilities                                (2%)
Gas                                      (5%)


           Sector Deviation of n/i numeric investors Micro Cap Fund
             Difference between Fund and Russell 2000 Growth Index

                                    [CHART]

Basic Industries                         -0.53%
Consumer Cyclicals                        1.31%
Consumer Non-Cyclicals                   -2.64%
Energy                                    0.78%
Financial                                -2.30%
Industrial                                1.13%
Technology                               -0.02%
Utilities                                -2.43%

GROWTH FUND

The Growth Fund returned 52.80% for the fiscal year ended August 31, 1999. This return was very pleasing both on an absolute basis and when compared to its benchmark, the Russell 2500 Growth Index (an unmanaged index of smaller and medium capitalization growth stocks), which returned 51.03%. This positive return further enhances the long-term relative performance of the Growth Fund. Since inception on June 3, 1996, the Fund has returned an average of 12.66% per year, compared with the Russell 2500 Growth Index annualized return of 7.73% over the same period.

The portfolio continues to carry a substantial weighting in the growth-oriented sectors of the economy, including the technology and consumer non-cyclical areas. Our main stock selection model, Estrend(TM) has demonstrated very good predictive power in these areas as positive earnings revisions tend to drive stock prices. The sector distribution of the portfolio tracks the benchmark fairly closely, with the largest deviation being the technology sector, which is just 2.31% overweighted versus the benchmark.

                        Economic Sector Diversification
                       n/i numeric investors Growth Fund

                                    [CHART]

                                Percent of Portfolio
Basic Industries                         (2%)
Consumer Cyclicals                      (16%)
Consumer Non-Cyclicals                  (18%)
Energy                                   (3%)
Financial                                (5%)
Industrial                              (11%)
Technology                              (41%)
Utilities                                (3%)
Cash                                     (1%)


             Sector Deviation of n/i numeric investors Growth Fund Difference between Fund and Russell 2000 Growth Index

                                    [CHART]

Basic Industries                        0.37%
Consumer Cyclicals                      0.26%
Consumer Non-Cyclicals                 -1.28%
Energy                                  0.53%
Financial                              -1.16%
Industrial                             -0.05%
Technology                              2.31%
Utilities                              -1.87%

GROWTH & VALUE FUND

The Growth & Value Fund returned 41.61% for the fiscal year ended August 31, 1999. In addition to the strong absolute return, this Fund slightly outpaced its benchmark, the S&P MidCap 400 Index (an unmanaged index of medium capitalization stocks), which returned 41.58% over the same period. Longer term returns also continue to look strong. Since inception on June 3, 1996, the Fund returned an average of 20.90% per year, compared with the S&P MidCap 400 Index annualized return of 17.96% over the same period.

The portfolio remained well diversified with technology representing the highest exposure at 23.7%. As the Fund's name implies, the stock selection is almost equally influenced by growth factors (the Estrend(TM) model) and value factors (the Fair Value model). As the bottom graph shows, the Fund is focused on stock selection and stays fairly close to the benchmark sector weights.

                        Economic Sector Diversification
                     n/i numeric investors Growth % Value

                                    [CHART]

                                      Percent of
                                      Portfolio

Basic Industries                         (7%)
Consumer Cyclicals                      (13%)
Consumer Non-Cyclicals                  (15%)
Energy                                   (7%)
Financial                               (13%)
Industrial                              (11%)
Technology                              (24%)
Utilities                                (8%)
Cash                                     (2%)


         Sector Deviation of n/i numeric investors Growth & Value Fund
               Difference between Fund and S&P MidCap 400 Index

                                    [CHART]

Basic Industries                        1.97%
Consumer Cyclicals                     -0.86%
Consumer Non-Cyclicals                 -1.98%
Energy                                  0.98%
Financial                               1.17%
Industrial                              0.10%
Technology                             -1.02%
Utilities                              -2.16%

LARGER CAP VALUE FUND

The Larger Cap Value Fund returned 26.01% for the fiscal year ended August 31, 1999. These returns are strong on an absolute basis, however lag the return of the benchmark, the Russell 1000 Value Index, an unmanaged index of larger capitalization stocks with value characteristics, which returned 30.08%. The longer-term annualized return since the inception of the fund on December 9, 1997 is 7.79% per year, as value stocks performed poorly during most of 1998. This since-inception return compares to an annualized return of 12.07% for the benchmark.

Given the composition of the Russell 1000 Value Index, the portfolio has the highest concentration in the financial, utility, consumer cyclical, and energy sectors. These sectors are historically less expensive using traditional value measures and our Fair Value model chooses the most attractive stocks while keeping the portfolio weightings close to the benchmarks. As the bottom chart shows, the Fund's deviations from the benchmark sectors are relatively small.

                        Economic Sector Diversification
                  n/i numeric investors Larger Cap Value Fund

                                    [CHART]

                                      Percent of
                                      Portfolio

Basic Industries                         (7%)
Consumer Cyclicals                      (10%)
Consumer Non-Cyclicals                   (8%)
Energy                                  (11%)
Financial                               (27%)
Industrial                              (10%)
Technology                               (7%)
Utilities                               (18%)
Cash                                     (2%)


        Sector Deviation of n/i numeric investors Larger Cap Value Fund
             Difference between Fund and Russell 1000 Value Index

                                    [CHART]

Basic Industries                        0.61%
Consumer Cyclicals                     -1.76%
Consumer Non-Cyclicals                 -0.74%
Energy                                 -0.22%
Financial                              -1.57%
Industrial                              0.07%
Technology                              2.03%
Utilities                              -1.81%

SMALL CAP VALUE FUND

The Small Cap Value Fund, started on November 30, 1998, and returned 7.17% through August 31, 1999. While these returns are solid on an absolute basis, they are exceptionally strong when compared to the Russell 2000 Value Index, the Fund's benchmark. This unmanaged index of smaller capitalization stocks with value characteristics returned just 1.65% over the same period.

Given the sector weighting of the benchmark index and the value-based stock selection criteria that drives this Fund, the largest sector weights are in financials, consumer cyclicals and the industrial areas. There is only modest exposure to the more growth-oriented technology and consumer non-cyclical areas. As the bottom graph shows, the sector distribution is kept very tight to the benchmark.

                        Economic Sector Diversification
                  n/i numeric investors Small Cap Value Fund

                                    [CHART]

                                      Percent of
                                      Portfolio

Basic Industries                         (8%)
Consumer Cyclicals                      (15%)
Consumer Non-Cyclicals                   (9%)
Energy                                   (5%)
Financial                               (25%)
Industrial                              (19%)
Technology                               (7%)
Utilities                                (8%)
Cash                                     (4%)


        Sector Deviation of n/i numeric investors Small Cap Value Fund
             Difference between Fund and Russell 2000 Value Index

                                    [CHART]

Basic Industries                       -0.98%
Consumer Cyclicals                     -0.93%
Consumer Non-Cyclicals                 -0.21%
Energy                                  0.19%
Financial                              -0.81%
Industrial                              0.01%
Technology                             -1.13%
Utilities                              -0.54%

In closing, let me thank you again for your support and confidence as demonstrated by your investment with the n/i numeric investors family of funds. As I hope you can tell, we strive to provide truly shareholder-friendly investment opportunities that reflect our common objectives.

Sincerely,


/S/ Langdon B. Wheeler

Langdon B. Wheeler, CFA
President
Numeric Investors L.P.(R)